EXHIBIT 99.1
PIONEER COMPANIES, INC.
2.75% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2027
CUSIP NUMBERS: 723643 AA0, 723643 AC6
NOTICE OF CONVERTIBILITY
     Pioneer Companies, Inc., a Delaware corporation (the “Company”), has issued 2.75% Convertible Senior Subordinated Notes due 2027 pursuant to an Indenture, dated as of March 26, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee. Capitalized terms not defined herein have the meanings assigned to such terms in the Indenture.
     The Company hereby gives notice to all record holders of the Notes pursuant to Section 15.01(c) of the Indenture, of the occurrence of a Fundamental Change resulting from the closing of the transactions contemplated by the Agreement and Plan of Merger dated May 20, 2007, among the Company, Olin Corporation and Princeton Merger Corp. (“Merger Sub”), pursuant to which Merger Sub has been merged with and into the Company and each outstanding share of common stock of the Company has been converted into the right to receive $35 per share in cash, effective as of August 31, 2007 (the “Merger”).
     As a result of the Merger, until the Designated Event Repurchase Date set forth in the Company Repurchase Notice (which Company Repurchase Notice will be delivered by Pioneer on or before the 10th Business Day after the Merger), the Notes are convertible into cash in the amount of $1,218.83 per $1,000 principal amount of Notes and thereafter, at any time during which the conditions of Article 15 of the Indenture are met, the Notes are convertible into cash in an amount equal to $991.28 per $1,000 principal amount of Notes. The Designated Event Repurchase Date will be designated by Pioneer on or before September 17, 2007 and will be a Business Day which is not less than 20 Business Days nor more than 35 Business Days after the date of the Company Repurchase Notice related to the Merger.
     In order to exercise the conversion right with respect to any Note in certificated form, the Company must receive at the office or agency of the Company maintained for that purpose, or at the option of such holder, the Corporate Trust Office, such Note with the original or facsimile of the form entitled “Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such Notes duly endorsed for transfer, accompanied by the funds, if any, required by Section 15.02 of the Indenture.
     In order to exercise the conversion right with respect to any interest in a Global Note, the beneficial holder must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program; deliver, or cause to be delivered, by book-entry delivery an interest in such Global Note; furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent; and pay the funds, if any, required by Section 15.02 of the Indenture.
[ Signature page follows ]

PIONEER COMPANIES, INC.
By:	/s/ George H. Pain
	Name:	George H. Pain
	Title:	Vice President and Secretary

Date: August 31, 2007